SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 06/30/2005
FILE NUMBER 811-1540
SERIES NO.: 32

72DD     1.   Total income dividends for which record date passed during the period.
              Class A Shares                 $  403
         2.   Dividends for a second class of open-end company shares
              Class B Shares                 $  199
              Class C Shares                 $   68
              Class R Shares                 $    0
              Institutional Class            $    0

73A.          Payments per share outstanding during the entire current period:
         1.   Dividends from net investment income
              Class A Shares                 $0.0700
         2.   Dividends for a second class of open-end company shares
              Class B Shares                 $0.0310
              Class C Shares                 $0.0610
              Class R Shares                 $0.0633
              Institutional Class            $0.1022

74U.     1.   Number of shares outstanding
              Class A Shares                   5,751
         2.   Number of shares outstanding of a second class of open-end company shares
              Class B Shares                   6,182
              Class C Shares                   2,150
              Class R Shares                       4
              Institutional Class                  1

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                 $ 11.85
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                 $ 11.83
              Class C Shares                 $ 11.84
              Class R Shares                 $ 11.85
              Institutional Class            $ 11.85